Exhibit 99.1

NEWS RELEASE for February 24, 2015 at 6:00 AM ET

GENTHERM REPORTS ITS 2014 YEAR-END AND FOURTH QUARTER RESULTS

Revenue for the Year Up 23% Over 2013, Net Earnings More than Double

NORTHVILLE, MI (February 24, 2015) . . . Gentherm (NASDAQ-GS:THRM), the global market leader and developer of innovative thermal management technologies, today announced its financial results for the fourth quarter and year ended December 31, 2014.

For the 2014 full year, revenues increased 23 percent year over year to $811.3 million and net income attributable to common shareholders more than doubled from the prior year to $70.1 million.

President and CEO Daniel R. Coker said, “We believe 2014 was a great year as we achieved nearly all of the goals we set out for ourselves, especially in growing our bottom line.  Our strong top line and bottom line results for 2014 again demonstrate our ability to drive revenues and profit as we expand globally in North America, Europe and Asia. We have doubled our business in the past three years and completed an important strategic acquisition, all of which has been accomplished with internal funding.

“In recent weeks, to better serve our customers all over the world, meet the demand for our products and balance our manufacturing needs as we grow, we opened a new office in Houston and began the process of building new manufacturing facilities in Vietnam and Macedonia,” Coker added. “We are working hard to integrate the manufacturing skills of Global Thermoelectric, which is now the basis of our new Gentherm Power Technologies (“GPT”) group, with Gentherm’s technology and scientific advancements.  We are now poised to go after business not just in Global’s legacy oil and gas markets but in the industrial and mobile power generation markets as well.

“One of our long term goals is to generate 25 percent of our revenue from non-automotive markets and we believe we are beginning to make progress in achieving that goal.  In addition to our bedding and mattress business, we are moving quickly forward with investigating new opportunities in the medical, aerospace, industrial and commercial consumer markets.”

2014 Year-End Financial Highlights

For 2014, revenues were $811.3 million, compared with $662.1 million in 2013.  The year-over-year revenue increase was driven by continued strong shipments of the Company’s CCS systems and $24.2 million in revenue from GPT.  CCS revenue increased year over year in 2014 by $84.8 million, or 32 percent, to $347.5 million.  Seat heater revenue increased year over year by $30.7 million, or 11 percent, to $313.2 million.  The Company also had significant growth in its heated steering wheel product with a year-over-year increase of $8.1 million, or 29 percent, to $36.1 million.

Foreign currency translation of the Company’s Euro-denominated revenue for 2014, which was €154.6 million compared with €141.9 million during 2013, increased the US Dollar-reported product revenue by approximately $538,000.  The average US Dollar/Euro exchange rate for 2014 was 1.3317 compared with 1.3282 for 2013.

Net income attributable to common shareholders for 2014 was $70.1 million, or $1.98 per basic share and $1.95 per diluted share, which included $1.1 million in fees and expenses associated with the acquisition of GPT.  Net income attributable to common shareholders for 2013 was $32.2 million, or $0.96 per basic share and $0.94 per diluted share.  During 2013, the Company incurred $2.4 million in fees, legal and other expenses associated with the acquisition of shares in our German subsidiary.

Further non-cash purchase accounting impacts associated with the recent acquisitions are detailed in the Acquisition Transaction Expenses, Purchase Accounting Impacts and Other Effects table accompanying the release.

Exhibit 99.1

Gross margin as a percentage of revenue for 2014 was 29.8 percent compared with 26.4 percent for 2013. This increase was due to a favorable change in product mix, greater coverage of fixed manufacturing costs at the higher volume levels, favorable contribution from the Company’s new electronics manufacturing facility in China and foreign currency impact on production expenses in the Mexican Peso and Ukraine Hryvna.  Additionally, the Company recorded a favorable adjustment to its warranty accrual totaling $3.7 million lowering its cost of sales during 2014.The favorable product mix is primarily due to the greater sales growth in CCS products on which Gentherm has historically had better margin performance.

Adjusted EBITDA for 2014 was $131.4 million compared with Adjusted EBITDA of $81.5 million for the comparable period of the prior year, an increase of $49.8 million or 61 percent.  Adjusted EBITDA (which is a non-GAAP measure) is provided to help shareholders understand Gentherm’s results of operations due to the significant amount of acquisition-related amortization recorded against the Company’s earnings.  This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, Gentherm’s reported results prepared in accordance with GAAP.

The Company’s balance sheet as of December 31, 2014, had total cash and cash equivalents of $85.7 million, total assets of $557.9 million, shareholders’ equity of $294.2 million and total debt of $90.8 million.

Fourth Quarter Financial Highlights

For the 2014 fourth quarter, revenues were up 13 percent to $205.2 million from $182.3 million in the prior year period.  The year-over-year revenue increase was driven by continued strong shipments of the Company’s CCS systems and $7.5 million in revenue from GPT.

“Revenue for the fourth quarter came in as we expected,” Coker said. “We were, however, unfavorably impacted by fluctuations in foreign currency exchange rates including the dramatic drop in the value of the Euro which lowered our fourth quarter revenues by $4.6 million compared to 2013. Despite this, we again hit our goals and targets.”

Foreign currency translation of the Company’s Euro-denominated product revenue for this year’s fourth quarter had an impact on its product revenue results since the average U.S. Dollar/Euro exchange rate in this year’s fourth quarter was 1.2488 compared to 1.3694 in the fourth quarter of 2013.  Gentherm product revenues denominated in the Euro were €38.3 million during the fourth quarter of 2014 versus €35.8 million during the fourth quarter of 2013.  Further weakening in the Euro since the end of the 2014 fourth quarter will continue to have an unfavorable impact on our revenues during future periods.

CCS revenue in the 2014 fourth quarter, compared to the 2013 fourth quarter, increased by $16.6 million, or 22 percent, to $92.6 million.  This increase was partially the result of new program launches since the fourth quarter 2013 and strong production volumes and sales of vehicles equipped with CCS systems, particularly vehicles in the luxury segment.  Additionally, certain vehicles that have been redesigned since the 2013 fourth quarter are experiencing very strong production and sales levels, including the General Motors full size SUV platform (“K2XX”) and the Jeep Grand Cherokee.

Seat heater revenue in this year’s fourth quarter decreased year over year by approximately $3.1 million, or 4 percent, to $72.5 million, reflecting the unfavorable Euro exchange rate and the impact of higher CCS volumes which sometimes contain seat heater elements.  These were partially offset by strong production volumes on General Motors’ K2XX platform.  The Company also had significant sales growth of its steering wheel heater product, which increased $1.3 million, or 16 percent year over year, to $9.4 million.

Net income attributable to common shareholders for the 2014 fourth quarter was $19.8 million, or $0.56 per basic share and $0.55 per diluted share.  Net income attributable to common shareholders for the fourth quarter of 2013 was $11.0 million, or $0.31 per basic and diluted share, which included $503,000 in fees, legal and other expenses associated with the acquisition of additional shares in our German subsidiary.  The Company did not incur any such expenses in the fourth quarter of 2014.

Gross margin as a percentage of revenue for this year’s fourth quarter increased to 30.3 percent, up from 27.2 percent for the 2013 fourth quarter.

Adjusted EBITDA for the 2014 fourth quarter was $35.7 million, up $10.0 million or 39 percent, compared with Adjusted EBITDA of $25.6 million for the 2013 fourth quarter.

Exhibit 99.1

Research and Development, Selling, General and Administrative (SG&A) Expenses

Net research and development expenses for 2014 fourth quarter and full year were up year over year $1.7 million, or 13 percent, and $7.7 million, or 15 percent, respectively, to a respective $14.7 million and $57.5 million, when compared to the prior year periods.  The increases reflect additional resources, including personnel, focused on application engineering for new production programs of existing products, development of new products and a program to develop the next generation of seat comfort products.  The increases in net research and development expenses in the 2014 fourth quarter and full year also include $276,000 and $850,000, respectively, due to the inclusion of GPT.  New product development includes automotive heated and cooled storage devices, automotive interior thermal management devices, medical thermal management devices, battery thermal management devices and other potential products.

Selling, general and administrative expenses for the 2014 fourth quarter and full year were $22.9 million and $84.6 million, respectively.  These amounts included selling, general and administrative expenses of GPT, which was acquired during 2014, totaling $2.2 million and $6.2 million in the 2014 fourth quarter and full year, respectively.  The remaining increase in selling, general and administrative expenses totaled $1.5 million and $6.3 million, or 8 percent and 10 percent, respectively, for the 2014 fourth quarter and full year.  These increases in expenses are due to increased management incentive compensation costs, higher general legal, audit and travel costs, as well as wages and benefits costs resulting from new employee hiring and merit increases.  The additional employees are primarily related to establishing a new electronics production facility in Shenzhen, China, and increasing sales and marketing efforts aimed at supporting our current product development strategy.

Guidance

Barring unforeseen economic turbulence, including in the European market or further unfavorable fluctuations of the Euro exchange rate, the 2015 revenue growth outlook remains strong.  The Company is expecting revenue for 2015 to increase 10 to 15 percent over 2014 revenue, which was $811 million.

Conference Call

As previously announced, Gentherm is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review these financial results.  The dial-in number for the call is 1-877-407-4018 or 1-201-689-8471.  The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Gentherm’s website at www.gentherm.com.

Exhibit 99.1

About Gentherm

Gentherm (NASDAQ-GS:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include actively heated and cooled seat systems and cup holders, heated and ventilated seat systems, thermal storage bins, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), cable systems and other electronic devices.  The Company’s advanced technology team is developing more efficient materials for thermoelectric and systems for waste heat recovery and electrical power generation for the automotive markets that may have far-reaching applications for consumer products as well as industrial and technology markets.  Gentherm more than 9,000 employees in facilities in the U.S., Germany, Mexico, China, Canada, Japan, England, Korea, Malta, Hungary and the Ukraine.  For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding future sales, products, opportunities, markets, expenses and profits. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks that sales may not increase, additional financing requirements may not be available, new competitors may arise and adverse conditions in the industry in which the Company operates may negatively affect its results. Those and other risks are described in the Company's annual report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

Contact:	Allen & Caron Inc

Mike Mason (investors)

michaelm@allencaron.com

(212) 691-8087

Rene Caron (investors)

rene@allencaron.com

Len Hall (media)

len@allencaron.com

(949) 474-4300

TABLES FOLLOW

Exhibit 99.1

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Product revenues	$205,168	$182,290	$811,300	$662,082
Cost of sales	142,853	132,648	569,618	487,320
Gross margin	62,315	49,642	241,682	174,762
Operating expenses:
Net research and development expenses	14,653	12,911	57,526	49,873
Acquisition transaction expenses	—	503	1,075	2,414
Selling, general and administrative	22,906	19,211	84,647	72,091
Total operating expenses	37,559	32,625	143,248	124,378
Operating income	24,756	17,017	98,434	50,384
Interest expense	(504)	(627)	(3,262)	(3,543)
Debt retirement expense	(640)	—	(1,370)	—
Revaluation of derivatives	(225)	(195)	(518)	1,006
Foreign currency (loss) gain	687	(714)	(218)	(2,228)
Income from equity investment	—	117	785	436
Other income	201	87	370	175
Earnings before income tax	24,275	15,685	94,221	46,230
Income tax expense	4,446	4,754	24,102	11,097
Net income	19,829	10,931	70,119	35,133
(Income) loss attributable to non-controlling interest	—	27	—	(1,313)
Net income attributable to Gentherm Incorporated	19,829	10,958	70,119	33,820
Convertible preferred stock dividends	—	—	—	(1,622)
Net income attributable to common shareholders	$19,829	$10,958	$70,119	$32,198
Basic earnings per share	$0.56	$0.31	$1.98	$0.96
Diluted earnings per share	$0.55	$0.31	$1.95	$0.94
Weighted average number of shares – basic	35,691	34,814	35,412	33,653
Weighted average number of shares – diluted	36,232	35,274	36,049	34,124

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Exhibit 99.1

GENTHERM INCORPORATED

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income	$19,829	$10,931	$70,119	$35,133
Add Back:
Income tax expense	4,446	4,754	24,102	11,097
Interest expense	504	627	3,262	3,543
Depreciation and amortization	10,514	7,611	34,652	30,441
Adjustments:
Debt retirement expense	640	–	1,370	–
Acquisition transaction expense	–	503	1,075	2,414
Unrealized currency (gain) loss	(491)	1,002	(1,168)	2,131
Unrealized revaluation of derivatives	225	195	(2,049)	(3,219)
Adjusted EBITDA	$35,667	$25,623	$131,363	$81,540

Use of Non-GAAP Financial Measures

In evaluating its business, Gentherm considers and uses Adjusted EBITDA as a supplemental measure of its operating performance.  The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, transaction expenses, debt retirement expenses, unrealized currency gain or loss and unrealized revaluation of derivatives.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company's ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA has limitations as an analytical tool, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.  Gentherm compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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Exhibit 99.1

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS AND OTHER EFFECTS

(Unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,		Future Full Year Periods (estimated)
	2014	2013	2014	2013	2015	2016	2017	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$–	$503	$1,075	$2,414	$–	$–	$–	$–
Non-cash purchase accounting impacts
Customer relationships amortization	$1,985	$2,054	$8,205	$7,969	$7,719	$7,719	$7,719	$26,607
Technology amortization	854	861	3,486	3,342	3,321	3,321	2,380	2,253
Product development costs amortization	519	569	2,207	2,206	1,142	46	–	–
Trade name amortization	50	–	104	–	197	197	148	–
Order backlog amortization	–	–	832	–	–	–	–	–
Inventory fair value adjustment	–	–	1,098	–	–	–	–	–
	$3,408	$3,484	$15,932	$13,517	$12,379	$11,283	$10,247	$28,860
Tax effect	(794)	(1,002)	(4,121)	(4,068)	(2,884)	(2,630)	(2,389)	(6,781)
Net income effect	2,614	2,985	12,886	11,863	9,495	8,653	7,858	22,079
Non-controlling interest effect	–	–	–	(155)	–	–	–	–
Net income available to shareholders effect	$2,614	$2,985	$12,886	$11,708	$9,495	$8,653	$7,858	$22,079

Earnings per share - difference
Basic	$0.07	$0.09	$0.36	$0.35
Diluted	$0.07	$0.08	$0.36	$0.34

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Exhibit 99.1

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,
	2014	2013
ASSETS
Current Assets:
Cash & cash equivalents	$85,700	$54,885
Accounts receivable, less allowance of $2,847 and $1,807, respectively	136,183	118,283
Inventory	77,643	64,217
Derivative financial instruments	145	67
Deferred income tax assets	6,247	10,616
Prepaid expenses and other assets	29,107	21,864
Total current assets	335,025	269,932
Property and equipment, net	91,727	79,234
Goodwill	30,398	25,809
Other intangible assets, net of accumulated amortization of $95,946 and $44,474, respectively	68,129	83,431
Deferred financing costs	406	1,072
Deferred income tax assets	18,843	7,103
Derivative financial instruments	1,345	1,969
Other non-current assets	12,019	13,373
Total assets	$557,892	$481,923
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$71,434	$61,662
Accrued liabilities	68,387	66,783
Current maturities of long-term debt	5,306	21,439
Derivative financial instruments	2,466	2,552
Deferred income tax liabilities	—	710
Total current liabilities	147,593	153,146
Pension benefit obligation	10,321	6,868
Other Liabilities	2,788	1,601
Long-term debt, less current maturities	85,469	60,881
Derivative financial instruments	6,698	9,358
Deferred tax liabilities	10,804	17,975
Total liabilities	263,673	249,829
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 35,696,742 and 34,929,334 issued and outstanding at December 31, 2014 and 2013, respectively	243,255	232,067
Paid-in capital	(8,224)	(9,582)
Accumulated other comprehensive income	(25,743)	(5,203)
Accumulated earnings	84,931	14,812
Total shareholders’ equity	294,219	232,094
Total liabilities and shareholders’ equity	$557,892	$481,923

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Exhibit 99.1

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Operating Activities:
Net income	$70,119	$35,133	$24,321
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	35,029	31,249	30,627
Deferred income tax expense (benefit)	(11,103)	(2,121)	618
(Gain) loss on revaluation of derivatives	(1,039)	(2,678)	167
Debt extinguishment expenses	1,370	—	—
Stock compensation	4,652	2,636	1,252
Loss on sale of property, plant & equipment	131	106	555
Provision for doubtful accounts	1,017	(705)	533
Defined benefit pension plan expense	820	(659)	50
(Gain) loss from equity investment	(785)	(436)	82
Changes in operating assets and liabilities:
Accounts receivable	(16,902)	(13,828)	(18,367)
Inventory	(8,367)	(9,600)	(5,847)
Prepaid expenses and other assets	(5,871)	(9,446)	(3,228)
Accounts payable	6,956	18,255	1,788
Accrued liabilities	4,308	11,888	4,314
Net cash provided by operating activities	80,335	59,794	36,865
Investing Activities:
Purchases of derivative financial instruments	—	—	(7,787)
Purchase of non-controlling interest	—	(48,567)	—
Investment in subsidiary, net of cash acquired	(31,474)	—	—
Loan to equity investment	—	—	(590)
Cash invested in corporate owned life insurance	—	(266)	(265)
Purchases of property and equipment	(38,887)	(35,861)	(26,793)
Proceeds from the sale of property and equipment	487	11	40
Net cash used in investing activities	(69,874)	(84,683)	(35,395)
Financing Activities:
Distribution paid to non-controlling interest	—	(3)	(290)
Cash paid for financing costs	(1,139)	—	(264)
Borrowing of Debt	91,592	45,669	3,326
Repayments of Debt	(79,692)	(24,496)	(22,953)
Proceeds from public offering of common stock	—	—	75,532
Cancellation of restricted stock	(1,113)	—	—
Excess tax benefit from equity awards	1,831	2,074	171
Proceeds from sale of W.E.T. equity to non-controlling interest	—	—	1,921
Redemption of Series C Preferred Stock	—	(8,446)	(23,340)
Series C Preferred Stock Holders dividend	—	(696)	(2,400)
Proceeds from the exercise of Common Stock options	7,176	4,801	774
Net cash provided by financing activities	18,655	18,903	32,477
Foreign currency effect on cash and cash equivalents	1,699	2,719	366
Net (decrease) increase in cash and cash equivalents	30,815	(3,267)	34,313
Cash and cash equivalents at beginning of period	54,885	58,152	23,839
Cash and cash equivalents at end of period	$85,700	$54,885	$58,152
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,558	$2,653	$3,545
Cash paid for taxes	$21,756	$11,326	$8,445
Supplemental disclosure of non-cash transactions:
Issuance of Common Stock to non-controlling interest	$—	$42,517	$7,780
Issuance of Common Stock for Series C Preferred Stock conversion	$—	$15,108	$1,031
Capital Lease	—	3,254	—
Common stock issued to directors and employees	$2,706	$1,509	$429

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